Exhibit 99.1

         Schick Technologies Reports Fiscal 2005 Second Quarter Results

                        o     Net Revenues Increase 28%

                        o     Income from Operations Increases 81%

LONG ISLAND CITY, N.Y., November 10, 2004 -- Schick Technologies, Inc. (OTC BB:
SCHK) today reported its financial results for the quarter ended September 30, 2004.

Net revenues for the second quarter were $10.9 million, an increase of $2.4 million, or 28%, compared to $8.5 million in the same period last year.

Income from operations for the second quarter was $3.8 million, an increase of 81%, compared to $2.1 million for the same period last year.

Income before income tax for the second quarter was $3.9 million, an increase of 80%, compared to $2.1 million for the same period last year.

Net income for the second quarter of fiscal 2005 was $2.5 million, or $0.14 per diluted share, an increase of $0.2 million, or 10%, compared to net income of $2.3 million, or $0.13 per diluted share, for the same period last year.

For the second quarter of fiscal 2005, the Company's net income tax expense was $1.4 million, as compared to a net income tax credit of $0.1 million last year. For the same period of fiscal 2004, income tax expense was lower by $0.9 million, or $0.06 per diluted share, due to the reversal of a portion of the deferred tax asset valuation allowance. As of March 31, 2004, the end of the previous fiscal year, the deferred tax asset valuation allowance was fully reversed.

At September 30, 2004, the Company had $26.4 million in cash and cash equivalents and $37.8 million in working capital, as compared to $20.7 million in cash and cash equivalents and $27.4 million in working capital at March 31, 2004, the end of the Company's prior fiscal year.

Jeffrey Slovin, President and Chief Executive Officer of Schick Technologies, commented. "We are pleased to continue to deliver solid earnings performance based on our strong brand recognition, our superior product quality, and our outstanding distribution network. For the quarter, our CDR product revenues grew 35% over the same period last year, which was primarily the result of the superb execution by our domestic and international distributors. We saw CDR product revenues grow by 58% and 39% from our international and exclusive North American distributors, respectively. For the six months, cash flow from operations was $5.8 million, driven by strong revenue growth and continued operating efficiency. Our second quarter results reflect the growing demand for our technology and enthusiasm for the benefits our products provide to dental professionals and patients throughout the world."

Net revenues for the six months ended September 30, 2004 were $21.8 million, an increase of $4.6 million, or 27%, compared to $17.2 million in the same period last year.

Income from operations for the six months ended September 30, 2004 was $6.9 million, an increase of 64%, compared to $4.2 million for the same period last year.

Income before income tax for the six months ended September 30, 2004 was $7.1 million, an increase of 68%, compared to $4.2 million for the same period in fiscal 2004.

Net income for the six months ended September 30, 2004 was $4.3 million, or $0.25 per diluted share, compared to net income of $4.2 million, or $0.25 per diluted share, for the same period last year.

For the six months ended September 30, 2004, the Company's net income tax expense was $2.8 million, as compared to a net income tax credit of $34 thousand last year. For the same period of fiscal 2004, income tax expense was lower by $1.7 million, or $0.10 per diluted share, due to the reversal of a portion of the deferred tax asset valuation allowance.

Schick Technologies, Inc. will hold its quarterly conference call on Wednesday, November 10, 2004 at 5:00 p.m. ET. To access the call, please dial 800-798-2864 (domestic) or 617-614-6206 (international), and enter passcode # 77373633. This conference call will be broadcast live on the Internet at www.fulldisclosure.com and www.streetevents.com. An audio digital replay of the call will be available from November 10, 2004, at approximately 7:00 p.m. ET until 11:59 ET on November 17, 2004 by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and using confirmation code # 94684393. A web archive will be available for 30 days at www.fulldisclosure.com and www.streetevents.com. This earnings release, and any other financial and statistical information disclosed by the Company during the conference call will be available in the "Investors" section of the Company's web site at www.schicktech.com.

Schick Technologies, Inc., an ISO 9001 certified company, designs, develops, and manufactures innovative digital radiographic imaging systems and devices for the dental and medical markets. The Company's products, which are based on proprietary digital imaging technologies, create instant high-resolution radiographs and offer significant advantages over conventional x-ray devices.

This news release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including beliefs as to the growing demand for the Company's technology and enthusiasm for the benefits of its products, and any other statements which are not historical. Actual future events, results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the Company's dependence on its products, its exclusive North American distributor, its foreign distributors, its key personnel and key suppliers; the possibility of changing economic and competitive conditions; technological developments; competition; market uncertainties; fluctuation in results and seasonality; litigation; the SEC action and U.S. Attorney investigation relating to the Company and certain individuals; control of the Company by certain stockholders; and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.

CONTACT: Cameron Associates
         Kevin McGrath, 212-245-4577
         Kevin@cameronassoc.com

                    Schick Technologies, Inc. and Subsidiary
                Consolidated Statements of Operations (unaudited)
               (In thousands, except share and per share amounts)

                                                                    Three months ended                    Six months ended
                                                                       September 30,                        September 30,
                                                                  2004               2003               2004               2003
                                                               -----------       ------------        -----------       ------------
Revenue, net ...........................................       $    10,870       $      8,501        $    21,751       $     17,177

Total cost of sales ....................................             2,972              2,624              6,181              5,253
                                                               -----------       ------------        -----------       ------------
         Gross profit ..................................             7,898              5,877             15,570             11,924
                                                               -----------       ------------        -----------       ------------
Operating expenses:
     Selling and marketing .............................             1,531              1,415              2,987              2,850
     General and administrative ........................             1,284              1,511              3,269              3,091
     Research and development ..........................             1,305                839              2,417              1,681
     Bad debt expense ..................................                --                 30                 --                105
         Total operating costs .........................             4,120              3,795              8,673              7,727
                                                               -----------       ------------        -----------       ------------

         Income from operations ........................             3,778              2,082              6,897              4,197
Other income (expense)
     Interest income ...................................                84                 29                177                 49
     Other income ......................................                --                 36                 --                137
     Interest expense ..................................                --                 (2)                --               (171)
         Total other income (expense) ..................                84                 63                177                 15
                                                               -----------       ------------        -----------       ------------

         Income before income taxes ....................             3,862              2,145              7,074              4,212

         Provision (benefit) for income taxes ..........             1,376               (122)             2,789                (34)
                                                               -----------       ------------        -----------       ------------

         Net income ....................................       $     2,486       $      2,267        $     4,285       $      4,246
                                                               ===========       ============        ===========       ============

         Basic earnings per share ......................       $      0.16       $       0.22        $      0.28       $       0.41
                                                               ===========       ============        ===========       ============
         Diluted earnings per share ....................       $      0.14       $       0.13        $      0.25       $       0.25
                                                               ===========       ============        ===========       ============
         Weighted average common shares (basic) ........        15,099,299         10,365,939         15,063,501         10,297,818
                                                               ===========       ============        ===========       ============
         Weighted average common shares (diluted) ......        17,230,852         16,911,580         17,219,421         16,724,236
                                                               ===========       ============        ===========       ============

                    Schick Technologies, Inc. and Subsidiary
                           Consolidated Balance Sheets
                      (In thousands, except share amounts)

                                                                                       September 30,        March 31,
                                                                                       -------------        ---------
                                                                                                    2004
                                                                                       ------------------------------
                                                                                        (unaudited)
Assets
Current assets
     Cash and cash equivalents .....................................................      $ 26,441          $ 20,734
     Accounts receivable, net of allowance for doubtful accounts of $138 ...........         4,312             3,982
     Inventories ...................................................................         3,159             3,057
     Prepayments and other current assets ..........................................           871               861
     Deferred income taxes .........................................................         9,620             6,481
                                                                                          --------          --------
              Total current assets .................................................        44,403            35,115
                                                                                          --------          --------
Equipment, net .....................................................................         1,456             1,405
Goodwill, net ......................................................................           266               266
Deferred income taxes ..............................................................           244             5,679
Other assets .......................................................................           293               278
                                                                                          --------          --------

              Total assets .........................................................      $ 46,662          $ 42,743
                                                                                          ========          ========

Liabilities and Stockholders' Equity
Current liabilities
     Accounts payable and accrued expenses .........................................      $  1,551          $  1,456
     Accrued salaries and commissions ..............................................           822             1,390
     Income taxes payable ..........................................................           159               142
     Deposits from customers .......................................................            25                13
     Warranty obligations ..........................................................           300               210
     Deferred revenue ..............................................................         3,708             4,504
                                                                                          --------          --------
              Total current liabilities ............................................         6,565             7,715
                                                                                          --------          --------
Commitments and contingencies ......................................................            --                --
Stockholders' equity
     Preferred stock ($0.01 par value; 2,500,000 shares authorized; none
         issued and outstanding) ...................................................            --                --
     Common stock ($0.01 par value; 50,000,000 shares authorized: ..................             0
         15,184,155 and 15,026,470 shares issued and outstanding,
         respectively) .............................................................           152                15
     Additional paid-in capital ....................................................        45,408            44,626
     Accumulated deficit ...........................................................        (5,463)           (9,748)
                                                                                          --------          --------
              Total stockholders' equity ...........................................        40,097            35,028
                                                                                          --------          --------
              Total liabilities and stockholders' equity ...........................      $ 46,662          $ 42,743
                                                                                          ========          ========